Exhibit 5.1

December 22, 2020

Power REIT

301 Winding Road

Old Bethpage, New York 11804

Re:	Registration Statement on Form S-11

Ladies and Gentlemen:

We have served as Maryland counsel to Power REIT, a Maryland-domiciled real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of: (a) non-transferable subscription rights (the “Rights”) to purchase common shares $0.01 par value per share of the Company (the “Common Shares”) and (b) the Common Shares to be issued upon exercise of the Rights (the “Covered Shares”) covered by the above-referenced Registration Statement, and any amendments thereto (collectively, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. Declaration of Trust of Power REIT, dated August 25, 2011, as amended and restated on November 28, 2011 and as supplemented on February 12, 2014 (collectively, the “Charter”), which have been filed with the Maryland State Department of Assessments and Taxation (“SDAT”);

3. The Bylaws of the Company, dated October 20, 2011 (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4. A certificate of the Maryland State Department of Assessments and Taxation as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Trustees of the Company (the “Board”), relating to, among other matters, the issuance and registration of the Rights and the sale, registration and issuance of the Covered Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Power REIT

December 22, 2020

6. A certificate executed by an officer of the Company, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

A. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

B. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

C. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

D. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

E. None of the Covered Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of shares. Upon issuance of any of the Covered Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Charter.

Power REIT

December 22, 2020

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(i) The Company is a real estate investment trust duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

(ii) The Rights have been duly authorized by the Company and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(iii) The issuance of the Covered Shares has been duly authorized and, when and if delivered against payment therefor in the manner described in the Registration Statement and otherwise in accordance with the Resolutions (and any other resolutions relating to the Covered Shares adopted by the Board or a duly authorized committee thereof), the Covered Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Sincerely yours,

/s/ Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.